Exhibit 10.1

Execution Version

MOLSON COORS BEVERAGE COMPANY

CONSULTING SERVICES AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) is effective as of April 6, 2023 (the “Consulting Effective Date”), by and between MOLSON COORS BEVERAGE COMPANY (the “Company”) and ANNE-MARIE WIELAND D’ANGELO, (“Consultant”) (Consultant and the Company collectively, the “Parties”).

WHEREAS, Consultant, previously served as the Chief Legal and Government Affairs Officer of the Company until April 6, 2023 (the “Resignation Date”), on which date she resigned from the Company and entered into a General Release and Waiver Agreement (the “Release Agreement”); and

WHEREAS, the Company desires to engage Consultant for consulting services to the Company, and Consultant agrees to provide such consulting services in accordance with the terms and conditions of this Consulting Agreement.

NOW THEREFORE, for and in consideration for the mutual covenants and promises contained in the Consulting Agreement, the engagement of Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Consulting Services.

a.	The Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, and agrees Consultant will perform such services on an as needed basis as directed by the Company’s Chief Executive Officer, Chief People and Diversity Officer and any interim or successor Chief Legal Officer (the “Consulting Services”).

b.	The Parties acknowledge and agree that the Consulting Services provided hereunder are on an exclusive basis and that the Consultant may not take on other employment during the pendency of providing the consulting services; provided that the foregoing shall not prevent Consultant from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s personal investments and legal affairs. Should Consultant take on any other employment or consulting services in violation of the foregoing, Consultant is in breach of this Consulting Agreement.

2.	Consulting Consideration.

a.	Base Monthly Fee

i.	The Company shall pay the Consultant a monthly consulting fee equal to $40,000, which shall be paid in advance on the first day of each month for which the Consultant is providing Consulting Services, until the earlier of the Expiration Date or termination of this Consulting Agreement. Any business costs and travel expenses incurred by Consultant related to the Consulting Services must first be approved by the Company in writing. The Company shall pay the Consultant for the full month of April within five business days of the effective date of the Consulting Agreement.

ii.	Consultant acknowledges that Consultant will receive an IRS Form 1099 from the Company and Consultant will be solely responsible for all federal, state, and local taxes with respect to the payments and benefits provided hereunder.

iii.	The Parties further agree that the monthly consulting fee is reasonable and at fair market value. The Parties acknowledge that the Company may be required to publicly disclose certain terms of this Consulting Agreement including the identity of Consultant, the nature of the Consulting Services performed and any payment or other transfer of value provided to Consultant under this Consulting Agreement.

b.	Equity Treatment

i.	The Company acknowledges that upon the Resignation Date, Executive was a participant in the Molson Coors Beverage Company Incentive Compensation Plan (the “Equity Plan”) and had received grants of restricted stock units, performance stock units, and option rights under the Equity Plan.

ii.	Despite terminating employment, the Company affirms that outstanding restricted stock units will continue to vest through the earlier of the Expiration Date or any termination of this Consulting Agreement by the Company due to a Material Breach by Consultant or by the Consultant voluntarily and that any vested option rights will remain exercisable through the 90th day following the earlier of the Expiration Date or any termination of this Consulting Agreement; provided that the settlement of any restricted stock units that otherwise vest under this paragraph is expressly delayed and conditioned upon Consultant delivering the Reaffirmation attached to the Release Agreement to the Company following the Expiration Date or any earlier termination of this Consulting Agreement and the expiration of any revocation period in such Reaffirmation.

iii.	The Parties further affirm that upon the Resignation Date, Executive forfeited the right to any restricted stock units scheduled to vest after December 31, 2023 and to all unvested option rights and performance stock units.

3.	Relationship of Parties.

a.	Consultant shall perform under this Consulting Agreement as an independent contractor and not as an employee of the Company. This Consulting Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth in Section 2.a and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees.

b.	Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to the Consultant in the event the Consultant experiences any injury or illness in connection with the performance of the Consulting Services.

c.	The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Consulting Agreement.

d.	Unless otherwise approved by the Company in writing, Consultant is prohibited from entering into a contract with or otherwise utilizing (on behalf of the Company and/or Executive) any agents, contractors, or other third-parties in order to fulfill the Consulting Services.

4.	Term of Consulting Agreement. This Consulting Agreement shall commence on the Consulting Effective Date and end on December 31, 2023 (the “Expiration Date”) unless terminated earlier pursuant to Section 5 below.

5.	Termination.

a.	Either Party may terminate this Agreement immediately upon written notice to the other for any breach of a provision of this Agreement (a “Material Breach”). Termination shall be effective immediately and automatically upon such notice. In addition, the Company may terminate this Agreement immediately upon written notice to the Consultant for any breach of a provision of the Release Agreement. For the avoidance of doubt, if Consultant does not enter into the Release Agreement, Consultant will not receive any of the pay or benefits set forth in this Consulting Agreement, and this Consulting Agreement will be null and void and of no further force and effect. Consultant shall not be deemed to have breached this Agreement or the Release Agreement unless the Company has provided Consultant with written notice detailing such breach and provided Consultant with a reasonable opportunity to cure such breach (if curable).

b.	The Consulting Agreement will terminate immediately upon the death or disability of the Consultant. For purposes of this Consulting Agreement, “Disability” shall mean disability or incapacitation of Consultant for a period of one month or longer that renders Consultant unable to perform Consultant’s duties under the Consulting Agreement.

c.	Consultant may terminate this Consulting Agreement for any reason by providing the Company with 15 days written notice at any point after June 15, 2023.

d.	Upon notice of termination, Consultant shall inform the Company of the extent to which performance has been completed and shall immediately take steps to wind down any work in progress.

e.	If the Company terminates this Consulting Agreement pursuant to the terms hereof, any and all obligations it may otherwise have under this Consulting Agreement shall cease immediately except that the Company agrees to pay Consultant the accrued but unpaid fees and approved expenses due at the time of termination.

f.	Any provisions of this Consulting Agreement which by their terms impose continuing obligations on the parties, including but not limited to Sections 3, 6, 7, and 9 shall survive the expiration or termination of this Consulting Agreement.

6.	Confidentiality.

a.	For purposes of this Consulting Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company; (b) any information not generally known by non-Company personnel (other than persons subject to confidentiality); (c) any information which Consultant should know the Company would not care to have revealed to others; (d) any information which Consultant makes, conceives or develops during Consultant’s provision of Consulting Services hereunder; and (e) any information which the Company obtains from another party and which the Company treats as proprietary. The failure to mark information as confidential shall not affect its status as part of the Confidential Information hereunder.

No information shall be considered to be Confidential Information if such information: (a) has become public knowledge through legal means without fault by either party; (b) is already public knowledge prior to its disclosure; (c) is known to Consultant prior to its disclosure and such knowledge is evidenced in writing; or (d) has been furnished to a third party by the Company without restriction on such third party’s ability to disclose such information.

b.	Consultant shall hold in confidence and shall not, except in the course of performing hereunder, at any time during or after termination of Consultant’s relationship with the Company, (a) directly or indirectly reveal, report, publish, disclose or transfer the Company’s Confidential Information to any person or entity or (b) use any Confidential Information for any purpose other than for the benefit of the Company.

c.	All Confidential Information shall remain the exclusive property of the Company and nothing contained in this Consulting Agreement shall be construed as granting a license to use such Confidential Information for reasons unrelated to this Consulting Agreement.

d.	The obligations of confidentiality and non-use set forth in this Consulting Agreement shall continue for three (3) years from the termination of this Consulting Agreement, or until such Confidential Information no longer qualifies as confidential, whichever is earlier. Notwithstanding the foregoing, any Confidential Information that qualifies as a “trade secret” under applicable law shall remain subject to obligations of confidentiality for so long as such information retains its status as a trade secret.

e.	Notwithstanding any other provision of this Consulting Agreement, under the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

i.	is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purposes of reporting or investigation a suspected violation of law; or

ii.	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

7.	Ownership of Information.

a.	For purposes of this Consulting Agreement, “Work Product” shall mean all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, techniques, inventions or works of authorship developed or created by Consultant during the performance of Consulting Services hereunder.

b.	All Confidential Information and Work Product shall belong exclusively and without additional compensation to the Company.

c.	All Work Product shall be considered “work made for hire” for the Company and Consultant irrevocably assigns and transfers to the Company all right, title and interest it may have in such Work Product. Upon request of the Company and at the Company’s reasonable expense, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, necessary to obtain legal protection in any country for such Work Product and for the purpose of vesting title thereto in the Company.

8.	Consultant’s Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company as follows:

a.	Consultant will comply with all applicable laws in its performance under this Consulting Agreement.

b.	Consultant has the knowledge, experience and skills to perform the Consulting Services.

c.	Consultant’s performance under this Consulting Agreement will not result in a breach of any contract with, or duty owed to, another party.

d.	Consultant will not use or disclose to the Company any third party’s confidential information.

e.	Consultant’s performance hereunder shall not violate, infringe or misappropriate the intellectual property rights of any third party. All documents or materials delivered to the Company shall be original work and will not violate any intellectual property right of any third party.

f.	No conflict of interest exists between the Consultant’s other contracts for services or other employment, if any, and Consultant will ensure that no such conflict arises during the Term.

9.	Indemnification. The Company shall indemnify the Consultant from each demand, claim, loss, liability or damage, including actual attorney’s fees, incurred in connection with any claim which is made by a third party with respect to the Consulting Services, or any deliverables provided as part of the Consulting Services, other than claims caused by the gross negligence or willful misconduct of Consultant.

10.	Miscellaneous.

a.	No Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any obligations under this Consulting Agreement shall be effective unless in writing and signed by the Company and Consultant.

b.	Governing Law. The laws of the State of Illinois shall govern all matters arising out of this Consulting Agreement. The state or federal courts located in Cook County, Illinois are the exclusive and agreed-upon forum for the resolution of all disputes arising from this Consulting Agreement.

c.	Reformation and Severability. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable, such decision shall not affect or invalidate the remainder of this Consulting Agreement. If the invalid or unenforceable provision cannot be reformed, the other provisions of this Consulting Agreement shall be given full effect and the invalid or unenforceable provisions shall be deemed deleted.

d.	Assignment. Consultant may not assign, transfer or delegate this Consulting Agreement or any of its rights, interests or obligations hereunder, to any person, firm, or other entity without the Company’s prior written consent. Any attempt to assign this Consulting Agreement without such consent shall be void. This Consulting Agreement shall inure to the benefit and the burden of, and shall be binding upon, the parties’ respective successors and permitted assigns.

e.	Entire Agreement. This Consulting Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof, provided however that this Consulting Agreement is intended to supplement, and not supersede, any signed written agreements entered into by Consultant during Consultant’s previous employment with the Company regarding the protection of trade secrets and confidential information. No changes, modifications or amendments shall be valid unless agreed upon by the parties in writing.

f.	Counterparts. The parties may execute this Consulting Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representatives.

MOLSON COORS BEVERAGE CO.		CONSULTANT

By:	/s/ Gavin Hattersley	By:	/s/ Anne-Marie Wieland D'Angelo

Name:	Gavin Hattersley	Name:	Anne-Marie Wieland D'Angelo

Title:	CEO

Date:	April 6, 2023	Date:	April 6, 2023